GREENLIGHT RE ANNOUNCES
THIRD QUARTER 2017 FINANCIAL RESULTS

Company to Hold Conference Call at 9:00 a.m. ET on Tuesday, October 31, 2017

GRAND CAYMAN, Cayman Islands - October 30, 2017 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the third quarter ended September 30, 2017.

Simon Burton, Chief Executive Officer of Greenlight Re, stated, “We were pleased to achieve profitability and grow book value during the quarter despite large natural catastrophe losses experienced by the reinsurance industry, which is a testament to the resiliency of our total return platform. We continued to see significant growth, with a 42% increase in gross written premium. As opportunities emerge from the recent large capital erosion, we are in a position to participate.”

Greenlight Re reported net income of $19.9 million for the third quarter of 2017, compared to net income of $30.0 million for the same period in 2016. The net income per share for the third quarter of 2017 was $0.53, compared to $0.80 for the same period in 2016.

Fully diluted adjusted book value per share was $23.18 as of September 30, 2017, a 5.2% increase from $22.04 per share as of September 30, 2016, and a 2.4% increase from the prior quarter.

Financial and operating highlights for Greenlight Re for the third quarter and nine months ended September 30, 2017 include:

•
Gross written premiums of $181.6 million, an increase from $128.2 million in the third quarter of 2016. Net earned premiums were $172.7 million, an increase from $112.8 million reported in the prior-year period.

•
An underwriting loss of $38.5 million, compared to underwriting income of $0.6 million in the third quarter of 2016. Included in this underwriting loss is an estimated loss of $37.9 million resulting from natural catastrophes including hurricanes Harvey, Irma and Maria and the Mexican earthquake.

•
A composite ratio for the nine months ended September 30, 2017 of 104.4%, compared to 101.9% for the prior-year period. The combined ratio for the nine months ended September 30, 2017 was 107.0%, compared to 105.3% for the prior-year period. Catastrophe losses contributed 7.8 points to both the composite and combined ratios for 2017.

•
Net investment income of $64.0 million for the third quarter of 2017, representing a gain of 5.5%. For the nine months ended September 30, 2017, net investment income of $36.4 million, representing a gain of 2.9%, compared to net investment income of $23.3 million during the comparable period in 2016 when Greenlight Re reported a 2.1% gain.

•
Greenlight Re strengthened its management team with the appointment of Michael Belfatti to the newly created position of Chief Operating Officer, effective August 21, 2017. Mr. Belfatti’s responsibilities as COO include oversight of the Company’s pricing, actuarial and risk management functions, and spearheading data collection, analytics and technology efforts across the Company. As a member of the executive team he will also assist with the development and execution of the Company’s overall strategy.

“Our investment portfolio performed well, led by gains from some of our largest long positions,” stated David Einhorn, Chairman of the Board of Directors. “Despite the headwinds caused by natural disasters during the quarter, we are pleased with the overall progress and direction of our reinsurance strategy.”

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the third quarter ended September 30, 2017 on Tuesday, October 31, 2017 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Third Quarter 2017 Earnings Call.

To participate in the Greenlight Capital Re, Ltd. Third Quarter 2017 Earnings Call, please dial in to the conference call at:

U.S. toll free             1-888-336-7152
International            1-412-902-4178

Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10112759

The conference call can also be accessed via webcast at:

http://services.choruscall.com/links/glre171031.html

A telephone replay of the call will be available from 11:00 a.m. Eastern time on October 31, 2017 until 9:00 a.m. Eastern time on November 7, 2017.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10112759. An audio file of the call will also be available on the Company’s website, www.greenlightre.ky .

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Regulation G
Fully diluted adjusted book value per share is considered a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options and RSUs as of any period end. Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders’ equity to calculate adjusted book value. We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance because it provides management and investors a yardstick by which to monitor the shareholder value generated. In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the property and casualty reinsurance industry.

Net underwriting income (loss) is considered a non-GAAP financial measure because it excludes items used in the calculation of net income before taxes under U.S. GAAP. The measure includes underwriting expenses which are directly related to underwriting activities as well as an allocation of other general and administrative expenses. Net underwriting income (loss) is calculated as net premiums earned, less net loss and loss adjustment expenses incurred, less, acquisition costs and less underwriting expenses. The measure excludes, on a recurring basis: (1) net investment income; (2) any foreign exchange gains or losses; (3) corporate general and administrative expenses; (4) other income (expense) not related to underwriting, and (5) income taxes and income attributable to non-controlling interest. We exclude net investment income and foreign exchange gains or losses as we believe these are influenced by market conditions and other factors not related to underwriting decisions. We exclude corporate general and administrative expenses because these expenses are generally fixed and not incremental to or directly related to our underwriting operations. We believe all of these amounts are largely independent of our underwriting process and including them distorts the analysis of trends in our underwriting operations. We include other income and expense relating to deposit accounted contracts and industry loss warranty contracts which we believe are part of our underwriting operations and should be reflected in our underwriting income (loss). Net underwriting income should not be viewed as a substitute for U.S. GAAP net income.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Established in 2004, Greenlight Re (www.greenlightre.ky) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides risk management products and services to the insurance, reinsurance and other risk marketplaces.  The Company focuses on delivering risk solutions to clients and brokers by whom Greenlight Re's expertise, analytics and customer service offerings are demanded.  With an emphasis on deriving superior returns from both sides of the balance sheet, Greenlight Re manages its assets according to a value-oriented equity-focused strategy that supports the goal of long-term growth in book value per share.

Contact:

Investor Relations:
Adam Prior
The Equity Group Inc.
(212) 836-9606
IR@greenlightre.ky

Public Relations/Media:
Mairi Mallon
Rein4ce
+44 (0)203 786 1160
mairi.mallon@rein4ce.co.uk

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2017 and December 31, 2016
(expressed in thousands of U.S. dollars, except per share and share amounts)

	September 30, 2017	December 31, 2016
	(unaudited)	(audited)
Assets
Investments
Debt instruments, trading, at fair value	$1,737	$22,473
Equity securities, trading, at fair value	1,195,864	844,001
Other investments, at fair value	139,165	156,063
Total investments	1,336,766	1,022,537
Cash and cash equivalents	31,887	39,858
Restricted cash and cash equivalents	1,349,989	1,202,651
Financial contracts receivable, at fair value	20,644	76,381
Reinsurance balances receivable	294,253	219,126
Loss and loss adjustment expenses recoverable	18,447	2,704
Deferred acquisition costs, net	77,241	61,022
Unearned premiums ceded	6,131	2,377
Notes receivable, net	29,653	33,734
Other assets	5,697	4,303
Total assets	$3,170,708	$2,664,693
Liabilities and equity
Liabilities
Securities sold, not yet purchased, at fair value	$890,001	$859,902
Financial contracts payable, at fair value	10,409	2,237
Due to prime brokers	547,699	319,830
Loss and loss adjustment expense reserves	445,778	306,641
Unearned premium reserves	281,618	222,527
Reinsurance balances payable	76,292	41,415
Funds withheld	16,487	5,927
Other liabilities	12,739	14,527
Performance compensation payable to related party	3,955	—
Total liabilities	2,284,978	1,773,006
Equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 31,093,858 (2016: 31,111,432): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,895 (2016: 6,254,895))	3,735	3,737
Additional paid-in capital	501,766	500,337
Retained earnings	362,004	370,168
Shareholders’ equity attributable to shareholders	867,505	874,242
Non-controlling interest in joint venture	18,225	17,445
Total equity	885,730	891,687
Total liabilities and equity	$3,170,708	$2,664,693

GREENLIGHT CAPITAL RE, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

For the three and nine months ended September 30, 2017 and 2016
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended September 30		Nine months ended September 30
	2017	2016	2017	2016
Revenues
Gross premiums written	$181,588	$128,205	$553,691	$387,234
Gross premiums ceded	(7,931)	(2,119)	(13,880)	(7,748)
Net premiums written	173,657	126,086	539,811	379,486
Change in net unearned premium reserves	(964)	(13,294)	(54,892)	(3,000)
Net premiums earned	172,693	112,792	484,919	376,486
Net investment income (loss)	63,976	32,945	36,445	23,326
Other income (expense), net	(520)	(192)	(224)	(181)
Total revenues	236,149	145,545	521,140	399,631
Expenses
Loss and loss adjustment expenses incurred, net	168,918	81,467	379,746	283,511
Acquisition costs, net	38,011	25,844	126,651	100,291
General and administrative expenses	8,202	6,937	21,292	18,930
Total expenses	215,131	114,248	527,689	402,732
Income (loss) before income tax	21,018	31,297	(6,549)	(3,101)
Income tax (expense) benefit	(65)	(305)	109	(251)
Net income (loss) including non-controlling interest	20,953	30,992	(6,440)	(3,352)
Loss (income) attributable to non-controlling interest in joint venture	(1,078)	(981)	(780)	(963)
Net income (loss)	$19,875	$30,011	$(7,220)	$(4,315)
Earnings (loss) per share
Basic	$0.53	$0.80	$(0.20)	$(0.12)
Diluted	$0.53	$0.80	$(0.20)	$(0.12)
Weighted average number of ordinary shares used in the determination of earnings and loss per share
Basic	37,345,985	37,323,575	36,994,969	36,928,283
Diluted	37,375,273	37,385,481	37,022,347	36,928,283

The following table provides the ratios for the nine months ended September 30, 2017 and 2016:

	Nine months ended September 30
		2017			2016
	Frequency	Severity	Total	Frequency	Severity	Total

Loss ratio	73.4%	144.5%	78.3%	76.4%	62.9%	75.3%
Acquisition cost ratio	27.4%	9.6%	26.1%	27.0%	21.9%	26.6%
Composite ratio	100.8%	154.1%	104.4%	103.4%	84.8%	101.9%
Underwriting expense ratio			2.6%			3.4%
Combined ratio			107.0%			105.3%